Amendment to the Investment Management Agreement for
TIAA Separate Account VA-1

This is an amendment, dated as of May 1, 2016, to the Investment Management Agreement for TIAA Separate Account VA-1 ("Agreement"), dated the 15th day of September, 1994, as amended from time to time, among Teachers Insurance and Annuity Association of America ("TIAA"), a nonprofit New York insurance corporation, TIAA Separate Account VA-1 ("VA-1"), a separate account of TIAA, the Teachers Advisors, Inc. (the "Advisor"), a Delaware corporation.

WHEREAS, the Management Committee has determined that it is in the best interest of VA-1 to synchronize the date of the Agreement with the annual renewal of the Agreement to facilitate VA-1's compliance schedule and administration;

NOW THEREFORE, the parties agree that the Agreement, as amended, shall be dated May 1, 2016.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.


TEACHERS INSURANCE AND ANNUITY ASSOCATION OF AMERICA

/s/ Bradley Finkle_____________
By: Bradley Finkle
Title: SMD, President, TIAA Investments

TIAA SEPARATE ACCOUNT VA-1

/s/ Austin P. Wachter_________
By: Austin Wachter
Title: VP, Funds Treasure